C-COR.net and Worldbridge Broadband Services, Inc. Agree to Merge

Complementary Capabilities Strengthen C-COR.net's Coast-to-Coast Presence In Providing Critical, In-Demand Field Operations Services To the Broadband Industry

Thursday January 20 -- C-COR.net (Nasdaq: CCBL) and Worldbridge Broadband Services, Inc., a leading nationwide provider of outsourced technical and systems integration services for the broadband communications industry, today announced that they had entered into a definitive merger agreement under which Worldbridge Broadband Services will become a wholly-owned subsidiary of C-COR.net. Under the merger agreement, C-COR.net will issue approximately
1,600,000 shares of its common stock to Worldbridge Broadband Services shareholders and convert options to acquire Worldbridge stock into options to acquire approximately 200,000 shares of C-COR.net common stock. Worldbridge was advised by Daniels & Associates in the transaction.

Under the terms of the proposed merger, it is expected that the transaction will qualify as a tax-free reorganization under the provisions of the Internal
Revenue Code, and it will be accounted for as a "pooling of interests." The merger is expected to be completed in the quarter ending March 2000, subject to satisfaction of certain conditions stated in the merger agreement.

Worldbridge Broadband Services, founded in 1994, is headquartered in Lakewood, Colorado. Worldbridge provides full-system field operations outsourcing for a client base of primarily broadband cable operators, but which also spans the CLEC (Competitive Local Exchange Carrier), telecommunications hardware, and packet-based carrier industries. Worldbridge focuses mainly on three primary areas: outside plant services, network systems integration services, and outsourced operational services. Worldbridge has more than 230 technical professionals working from eight regional offices covering the Southeast, Midwest, Mountain, Southwest and Western states. As such, Worldbridge has the largest non-cable operator affiliated broadband technical labor force in the nation.

Commenting on the proposed merger, David A. Woodle, President and CEO of C-COR.net, stated, "We are very pleased to be moving forward with this merger as another key step in our strategic plan to position C-COR.net as the industry's supplier-of-choice for broadband technology and service expertise. Worldbridge serves a client base compatible with ours in the cable industry. The combination of Worldbridge with C-COR.net significantly expands our customer and geographic base within the domestic communications market. Worldbridge has an established reputation as a `can-do' service provider with recognized technical know-how. Its nationwide professional support network and current working relationships with a number of communication companies will be a valuable asset to C-COR.net as we move into the new millennium."

Paul Janson, President, CEO and COO of Worldbridge Broadband Services, concurred, adding, "The cable industry is increasingly shifting its resources and priorities to the implementation and rollout of new services. Faced with the challenges of recruiting, training and effectively incenting a highly skilled workforce, cable operators and other telecommunication companies are more and more turning to outsourcing partnerships and operational joint ventures for support in both upgrading their networks and the day-to-day operations of those networks. The combination of the skilled field services and technical sophistication provided by C-COR.net and Worldbridge will be a formidable provider in the marketplace for this growing business. We are looking forward with pride and excitement to becoming part of the C-COR.net organization."

C-COR.net provides products and support to customers as they plan, design, build and maintain complex broadband communications networks. C-COR.net is a developer and global supplier of robust, high-quality RF (Radio Frequency) and advanced AM (Amplitude Modulation) fiber optic distribution electronics for two-way HFC (Hybrid Fiber Coax) networks. C-COR.net's newest fiber optic products, the Mux Node and Mini Node, facilitate evolving fiber-rich architectures to deliver analog video, digital video, high-speed data and telephone applications.

C-COR.net also offers comprehensive customer service for the full HFC broadband network life cycle, including network engineering and design, system activation, integration of Internet applications over cable, network optimization and management, and system maintenance. C-COR.net's multi- million dollar 24 hours per day/7 days a week Network Operations Center (NOC) in Atlanta, Georgia, provides state-of-the-art, real-time network monitoring with responsive cable modem Help Desk Service. C-COR.net recently announced a strategic agreement with Fortress Technologies, Inc., a leading security network company, to provide a data security solution for Internet over cable as part of C-COR.net's suite of Broadband Management Services and as a core element of the NOC.

In addition, concurrent to this merger announcement with Worldbridge Broadband Services, C-COR.net also announced on January 20, 2000, that it had entered into an asset purchase agreement with Advanced Communications Services, Inc. (ASCI), a California-based provider of advanced network engineering services to the broadband industry.



C-COR.net, founded over 45 years ago, designs and manufactures robust, high-quality network distribution products for two-way hybrid fiber/coax (HFC) networks. C-COR.net's headquarters is in State College, Pennsylvania, with production and service facilities in State College and Tipton, Pennsylvania; Tijuana, Mexico; Santa Clara, California; and Suwanee, Georgia. C-COR.net also maintains offices in Almere, The Netherlands, and Hong Kong. C-COR.net's common stock is listed in the Nasdaq National Market under the symbol CCBL. C-COR.net's website is http://www.c-cor.net.

Some of the information presented in this announcement, including, but not limited to the Company's expectations in connection with the Company's strategic plan and its merger agreement with Worldbridge Broadband Services, Inc., constitutes forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from its expectations. Factors which could cause actual results to differ from expectations include the ability to consummate the merger with Worldbridge Broadband Services, Inc.; the ability to integrate Convergence.com's and Silicon Valley Communications' businesses; the timing of orders received from customers; the gain or loss of significant customers; changes in the mix of products sold; changes in the cost and availability of parts and supplies; fluctuations in warranty costs; new product development activities; the Company's ability to implement its strategies of product, service, and global market expansion; the Company's ability to successfully implement new products and services and enhance existing products and services; economic conditions affecting domestic and international markets; regulatory changes affecting the telecommunications industry, in general, and the Company's operations, in particular; competition and changes in domestic and international demand for the Company's products; continued successful implementation of Year 2000 measures; and other factors which may impact operations and manufacturing. For additional information concerning these and other important factors which may cause the Company's actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission.